EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Speedway Motorsports, Inc. of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002), appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

August 30, 2004